Exhibit 10.2

Execution Copy

CONSULTANCY AGREEMENT

Thomas D. Miller

This Consultancy Agreement (“Agreement”) is entered into by and between QHCCS, LLC a Delaware corporation (“QHCCS”), and Thomas D. Miller (“Consultant”).

1.    Work to Be Performed. It is necessary and/or advisable to promote the interests of QHCCS and associated entities that Consultant provides ongoing consulting services for QHCCS as requested by the Chief Executive Officer of Quorum Health Corporation (“QHC”) and/or his designee. Consultant is not entitled to this Consultancy but for this offer by QHCCS.

2.    Term of Agreement. The services and payments called for under this Agreement shall commence on May 21, 2018, and expire on May 20, 2020, unless otherwise mutually agreed by Consultant and QHCCS or there is a breach of this Agreement. The services and payments called for under this Agreement automatically shall terminate upon Consultant’s death or disability rendering Consultant unable to perform the services hereunder. Either party may terminate the services and payments under this Agreement upon the other party’s breach of this Agreement, subject to the terminating party providing notice of breach together with 5 business days to cure such breach, if such breach is curable. The hours worked on a daily or weekly basis shall be as mutually agreed upon between Consultant and QHCCS, but shall not exceed during any month 20 percent of the average level of bona fide services performed over the 36-month period preceding the date of this Agreement. The obligations under Section 10 of this Agreement shall survive any termination of the services or payments under this Agreement.

3.    Terms of Payment. From May 21st 2018 to May 20th, 2020, QHCCS shall pay Consultant $1,000 per month (pro-rated for any partial month) plus $250 per hour for work. Each monthly installment shall be paid, in arrears, on the 1st business day of each month following the month of service. The timing and amount of any payments are subject to any deductions pursuant to Section 7.

4.    Reimbursement of Expenses. QHCCS shall reimburse Consultant for any reasonable, documented expenses paid or incurred by Consultant while traveling on behalf of QHCCS pursuant to this Agreement. However, no expense shall be incurred on behalf of or paid or reimbursed by QHCCS unless approved in advance by QHCCS.

5.    Payroll Taxes. QHCCS shall neither pay nor withhold federal, state, or local income tax or payroll tax of any kind on behalf of Consultant or the employees of Consultant. Consultant shall not be treated as an employee for the services performed hereunder for federal, state, or local tax purposes.

6.    Workers’ Compensation. As an independent contractor, Consultant is not eligible for workers’ compensation coverage.

7.     Independent Contractor Status. Consultant expressly represents and warrants to QHCCS that (a) Consultant is not and shall not be construed to be an employee of QHCCS and that Consultant’s status shall be that of an independent contractor for which Consultant is solely responsible for his actions and inactions, (b) Consultant shall not act as an employee or agent of QHCCS, and (c) Consultant is not authorized to enter into contracts or agreements on behalf of QHCCS or to otherwise create obligations or liabilities of QHCCS to third parties.

8.    Background Checks/Substance Abuse Screening. Consultant agrees that implementation of this Agreement may require additional background checks (e.g. regulatory databases, and criminal) and Substance screening at the discretion of QHCCS. Consultant further agrees to any authorizations that are required by QHCCS to perform any background checks or Substance screenings.

9.    Confidential Matters and Proprietary Information. Consultant recognizes that during the course of performance of the Agreement, he may acquire knowledge of confidential business information and/or trade secrets (“confidential information”). Consultant agrees to keep all such confidential information in a secure place and not to publish, communicate, use, or disclose, directly or indirectly, for his/her own benefit or for the benefit of another, either during or after performance of the Agreement, any such confidential business information or trade secrets. Upon termination or expiration of this Agreement, Consultant shall deliver all records, data, information, and other documents produced or acquired during the performance of this Agreement, and all copies thereof, to QHCCS. Such material shall remain the property of QHCCS. This obligation of confidentiality shall not apply to information that is available to Consultant from third parties on an unrestricted basis. Consultant will notify QHCCS immediately upon receipt of any subpoena or other legal process.

10.    Covenant Not to Compete; Non-Solicitation; Conflicts of Interest. (a) In consideration of the severance payments contemplated by the Separation and Release Agreement, of even date herewith, by and between QHCCS and Consultant (“Separation and Release Agreement”), and the payments contemplated by this Agreement, Consultant hereby covenants and agrees with QHCCS that commencing on the date hereof and continuing through May 20, 2020 Consultant will not:

(i)    Directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any hospital, medical center, network, healthcare system or other healthcare provider or facility that competes with, and is located within fifty (50) miles of, any facility owned or leased by QHC or any of its subsidiaries;

(ii)    Interfere with, solicit, disrupt, or attempt to disrupt any past, present, or prospective relationship, contractual or otherwise, between QHCCS (or any other QHCCS affiliate) and any physician, supplier, or employee of QHCCS (or any other QHCCS affiliate); or

(iii)    Employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of QHCCS (or any other QHCCS affiliate).

(b) In connection with the foregoing provisions of this Section 10, Consultant represents that the limitations set forth herein are reasonable and properly required for the adequate protection of QHCCS. If a judicial determination is made that any of the provisions of this

Section 10 constitutes an unreasonable or otherwise unenforceable restriction against Consultant, the parties hereto hereby agree that any judicial authority construing this Agreement shall modify Section 10 hereof to the extent necessary to protect QHCCS’s interests, in accordance with Section 13(c). The time period during which the prohibitions set forth in this Section 10 shall apply shall be tolled and suspended as to Consultant for a period equal to the aggregate quantity of time during which Consultant violates such prohibitions in any respect.

(c) Consultant acknowledges that QHC and its subsidiaries would be irreparably injured by a violation of this Section 10 and that it is impossible to measure in money the damages that will accrue to QHC and its subsidiaries by reason of a failure by Consultant to perform any of his obligations under this Section 10. Accordingly, if QHCCS institutes any action or proceeding to enforce any of the provisions of this Section 10, to the extent permitted by applicable law, Consultant hereby waives the claim or defense that QHCCS has an adequate remedy at law, and Consultant shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available, QHCCS shall be entitled to specific performance and other injunctive relief, without the requirement to post bond.

(d) Consultant’s obligations under Section 10 of this Agreement shall survive any termination of the services or payments under this Agreement and shall remain in effect until May 20, 2020.

11.    Reports. Consultant, when directed, shall provide written reports with respect to the services rendered thereunder.

12.    Liability and Indemnification. Consultant agrees to indemnify, hold harmless, and defend QHCCS and its affiliates for, from, and against any claims, demands, actions, settlements, judgments, costs, or damages, including reasonable attorneys’ fees and court costs, arising out of or related to this Agreement to the extent such claims, demands, actions, settlements, judgments, costs, or damages relate to the negligence or intentional misconduct of Consultant, his agents, representatives, and employees. This provision shall apply during the term of this Agreement and shall survive the termination of this Agreement.

13.    Miscellaneous.

(a)    Entire Agreement. This Agreement, together with the Separation and Release Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, if any, between the parties. Neither party has made any representations that are not contained in this Agreement.

(b)    Amendment. This Agreement may be amended only in writing by an agreement of the parties signed by Consultant and QHCCS and identified as an amendment to this Agreement.

(c)    Severability. If any provision or part of any provision of this Agreement is deemed to be unenforceable by a court of competent jurisdiction, then the parties agree that such provision shall be severed from the Agreement and the remainder of the Agreement shall remain in full force and effect. The parties further agree that, to the extent a court of competent jurisdiction deems any provision of this Agreement unenforceable, such court shall have the power to modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by the court.

(d)    Waiver. No waiver of any provisions of this Agreement shall be effective unless the waiver is in writing and duly executed by Consultant and an Officer of QHCCS.

(e)    Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns; provided, however, that Consultant shall not have the right to assign this Agreement to any other party.

(f)    Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Tennessee without regard to the application of the conflicts-of-law laws of the State of Tennessee or any other jurisdiction and without the benefit of any rule of construction under which a contract is construed against the drafter. Venue for any action arising out of or related to this Agreement shall lie with the courts of competent jurisdiction located in Williamson County, Tennessee, and/or, if jurisdiction lies therein, the United States District Court for the Middle District of Tennessee, and Consultant agrees to submit to the jurisdiction of such courts and waives any defense of lack of personal jurisdiction.

(g)     References. The heading and caption references of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. References to the male gender shall include references to the female gender and vice versa, as applicable according to the context; references to the singular tense shall include references to the plural tense and vice versa, as applicable according to the context.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original document and all of which, taken together, shall be deemed to constitute a single original document.

(i)    Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, as follows:

If to Consultant:	Thomas D. Miller Address on File with QHC

If to QHCCS:	QHCCS, LLC Attention: General Counsel 1573 Mallory Lane, Suite 100 Brentwood, TN 37027

All such notices shall be deemed given on the date personally delivered or, if mailed, three days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 20th day of May, 2018.

QHCCS, LLC

By:	/s/ Alfred Lumsdaine
Name:
Title:

/s/ Thomas D. Miller 5/18/18
Thomas D. Miller

For convenience, this Agreement may be signed and electronically transmitted between the Parties and be as effective as a signed, paper agreement.

[Signature Page To Consultancy Agreement]